UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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PartnerRe Ltd.
(Name of Registrant as Specified In Its Charter)

EXOR S.p.A.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 12, 2015, EXOR S.p.A. (“EXOR”) issued the following press release:

Turin, May 12, 2015

PRESS RELEASE

EXOR Announces All-Cash Binding Offer to Acquire PartnerRe for $137.50 per Share
EXOR Offer Provides Clear Path to Superior Transaction
EXOR is Now PartnerRe’s Largest Shareholder with a 9.32% Stake
EXOR Files Preliminary Proxy Statement Urging Vote Against Inferior AXIS Transaction

EXOR S.p.A. (“EXOR”; EXO.IM), one of Europe’s leading listed investment companies, today announced that it has delivered an irrevocable and binding offer to the Board of Directors of PartnerRe Ltd. (“PartnerRe” or the “Company”; NYSE:PRE) to acquire all of the outstanding common shares of PartnerRe for $137.50 per share in cash, valuing PartnerRe at $6.8 billion. The binding offer is not subject to due diligence and is not conditioned on financing.  EXOR now calls on the PartnerRe Board to recommend EXOR’s clearly superior all-cash offer.

The binding offer of $137.50 per share represents a 10% premium to the implied value of $125.17 per PartnerRe share under the revised Amalgamation Agreement between PartnerRe and AXIS Capital Holdings Limited (“AXIS”; NYSE:AXS), based on the AXIS closing price on May 5, 2015, the last day prior to published reports of takeover interest in AXIS, if its transaction with PartnerRe fails.

EXOR’s commitment to its offer is underscored by its decision to invest $572 million in PartnerRe, representing 9.32% of the total outstanding common shares.  EXOR is now PartnerRe’s largest shareholder.

EXOR continues to maintain that the Board of PartnerRe has conducted a flawed process to date and has mischaracterized the nature of its discussions with EXOR.  In fact, PartnerRe revised the Amalgamation Agreement with AXIS in an attempt to preclude competition to acquire the Company by including, among other changes, an excessive break-up fee and increased restrictions on PartnerRe’s ability to consider competing proposals.

Despite rejecting EXOR’s initial proposal, PartnerRe’s Board effectively acknowledged the superiority of EXOR’s transaction by seeking a revised agreement with AXIS (albeit on terms that continue to be inferior).  EXOR’s $137.50 per share all-cash binding offer widens the gap further and unequivocally provides an opportunity for superior value to shareholders.

EXOR’s Board unanimously approved the binding offer, which includes a signed merger agreement that can be executed by PartnerRe immediately upon termination of the AXIS agreement.  The binding offer will expire on the earlier of (i) two days after the AXIS transaction is terminated, or (ii) July 11, 2015, which is two days after PartnerRe’s expected special general meeting date.

EXOR is filing today preliminary proxy materials with the U.S. Securities and Exchange Commission (“SEC”) in connection with PartnerRe’s upcoming special general meeting of its shareholders. If the PartnerRe Board continues to ignore the best interests of the Company by working to favor its transaction with AXIS, this filing enables EXOR to solicit PartnerRe shareholders to vote “AGAINST” the demonstrably inferior AXIS transaction. PartnerRe shareholders can vote “AGAINST” with confidence because EXOR has provided a clear path to completion through its binding offer that can be executed by PartnerRe immediately upon termination of the AXIS agreement.

“EXOR’s binding offer clearly delivers superior and certain value for PartnerRe shareholders, and provides a more attractive outcome for the Company’s employees and clients. We hope the PartnerRe Board agrees and does the right thing. In any event, we believe PartnerRe shareholders deserve the opportunity to choose our offer and, in order to do so, we urge them to vote against the inferior AXIS transaction,” said John Elkann, Chairman and CEO of EXOR.

EXOR also today launched a website whereby PartnerRe investors and other interested parties can review information about its offer at www.exor-partnerre.com.

The full text of the binding offer letter sent to the PartnerRe Board is provided below.

ABOUT EXOR
EXOR is one of Europe’s leading investment companies and is controlled by the Agnelli family. It is listed on the Milan Stock Exchange and has a market capitalization of approximately $12 billion and a net asset value of approximately $14 billion. For over a century EXOR has made successful investments, including more recently the acquisition of Chrysler by Fiat, creating the world’s seventh largest car producer (“FCA”) with a $19 billion market capitalization.
EXOR focuses on long-term investments in profitable global companies, primarily in Europe and the United States, that benefit from its strong permanent capital base. In addition to FCA, its principal investments include CNH Industrial, the fourth largest global capital goods company (with a $12 billion market capitalization), and Cushman & Wakefield, the world’s largest private commercial real estate services company.

FOR FURTHER INFORMATION

Investors:
EXOR Investor Relations
Fabiola Portoso
+39 011 509 0345
ir@exor.com

Okapi Partners LLC is assisting EXOR with its efforts to solicit proxies. PartnerRe shareholders who have questions about voting their shares should call Okapi Partners LLC toll free at (877) 796-5274 (banks and brokerage firms should call (212) 297-0720).

Okapi Partners
Bruce H. Goldfarb / Pat McHugh / Jon Einsidler / Lydia Mulyk
info@okapipartners.com

Media:
EXOR Media Relations
Andrea Griva
+39 011 509 0318
media@exor.com

StockWell Communications
Philip Gawith / Richard Holloway / Laura Gilbert
+44 20 7240 2486
exor@stockwellgroup.com

Abernathy MacGregor
Tom Johnson / Mike Pascale / Allyson Vento
+1 212 371-5999
exor@ABMAC.com

Community
Auro Palomba / Marco Rubino
+39 02 8940 4231
milano@communitygroup.it

BINDING OFFER LETTER

Board of Directors
PartnerRe Ltd.
90 Pitts Bay Road
Pembroke HM 08
Bermuda
Attn: Mr. Jean-Paul Montupet
Chairman of the Board

May 12, 2015

Re: Superior Proposal by EXOR S.p.A. (“EXOR”) to PartnerRe Ltd. (“PartnerRe”)

Dear Mr. Montupet, Ladies and Gentlemen:

I am writing in response to your letter and press release of May 4, 2015, in which you confirm the continuing support of the PartnerRe Board of Directors (the “Board”) for the AXIS Capital Holdings Limited (“AXIS”) takeover of PartnerRe.  We respectfully disagree with your assessment of our initial proposal, since the facts clearly demonstrate it was a Superior Proposal.  We unquestionably would have preferred to work cooperatively with you to complete a negotiated transaction.  That strategy is no longer available to us because of the provisions of your Amalgamation Agreement with AXIS (the “AXIS Agreement”).  Through this letter, EXOR provides a substantially better proposal and a clear path for PartnerRe shareholders to consummate a transaction with EXOR.
EXOR, together with its affiliates, is now PartnerRe’s largest shareholder.  Our commitment to the offer described in this letter is underscored by our decision to invest $572 million in PartnerRe, representing 9.32% of the total outstanding common shares.
On behalf of EXOR, I hereby submit an irrevocable and binding offer pursuant to which an indirect, wholly-owned subsidiary of EXOR would merge with and into PartnerRe (the “Merger”), subject to the terms and conditions contained in the enclosed merger agreement which has been signed by the EXOR parties (the “Merger Agreement”). Pursuant to the Merger Agreement, EXOR would acquire indirectly 100% of PartnerRe’s outstanding common shares for $137.50 per share in cash.
Our board of directors has unanimously approved this binding offer and the enclosed signed Merger Agreement, so that, upon termination of the AXIS Agreement in accordance with its terms, you will be able to sign the enclosed agreement with the certainty of an agreed transaction. Our offer is not conditioned on financing and does not place any financing risk on PartnerRe shareholders. It is not conditioned on due diligence. The only conditions to the closing of the Merger are those contained in the enclosed executed Merger Agreement.
Our binding offer is clearly superior to the transaction under the AXIS Agreement and is a Superior Proposal as defined in section 5.8 of the AXIS Agreement for the reasons set forth below.
Superior Outcome for Common Shareholders.

Superior and Certain Value. Our binding offer of $137.50 per share in cash delivers a 10% premium to the implied value of your shares under the amended AXIS Agreement of $125.17, based on the AXIS closing price on May 5, 2015, the last trading day prior to published reports of takeover interest in AXIS, if its transaction with PartnerRe fails.
PartnerRe’s Board effectively acknowledged the superiority of EXOR’s initial proposal by entering into a revised agreement with AXIS (albeit on terms that continue to be inferior).  EXOR’s $137.50 binding offer further widens the gap and unequivocally provides superior value to shareholders.

Our binding offer provides certainty of value to PartnerRe shareholders and avoids the inherent uncertainty in the AXIS stock-for-stock transaction. The AXIS stock value is subject to significant risks related to the realization of meaningful synergies, complex integration plans, retention of key clients and employees, the impacts of a challenging operating environment and market conditions.
Improved Contractual Terms and Conditions. Our binding offer includes a definitive Merger Agreement signed by the EXOR parties, containing substantially the same terms and conditions as those in the AXIS Agreement, except for the superior cash price, requirements about terminating the AXIS Agreement and the following material improvements:
1)            Our Merger Agreement does not have an A.M. Best minimum rating condition to closing as in the AXIS Agreement;
2)            Our Merger Agreement includes a customary covenant regarding employees and benefits that AXIS did not provide due to its expected level of employee “redundancies”;
3)            Our transaction does not require any approvals from EXOR’s shareholders, unlike the AXIS Agreement which requires approval of AXIS’ shareholders; and
4)            Our Merger Agreement has a $250 million break-up fee (approximately 3.7% of the common equity value). This contrasts with the excessive break-up fee in the AXIS Agreement, which, at $280 million, constitutes over 4.5% of common equity value under the AXIS Agreement, and appears to be an attempt to be preclusive.
In addition, our Merger Agreement will result in the same treatment of the existing preferred shares as the AXIS Agreement.
Finally, there remains no financing condition in the Merger Agreement and we have separately forwarded to your legal advisors copies of our fully executed definitive loan documents providing for up to $4.75 billion in loans from Citibank and Morgan Stanley for the closing of the Merger. As you will see, those documents provide for a “certain funds” investment grade financing. We have also included a customary financing covenant in the Merger Agreement. All of this, together with EXOR’s credit strength and available cash (details of which we have shared with you and your financial advisors during the “clarification process” under your AXIS waiver), should resolve any questions as to our ability and commitment to fund our binding offer.
For your convenience we have also enclosed a markup of our Merger Agreement against the AXIS Agreement.
Efficient, Customary Closing Process. We are confident that we will obtain all necessary approvals to close a merger with PartnerRe by the end of 2015. As you know, we have a highly experienced and dedicated regulatory team across the globe and we have already commenced preparation of our application filings.
We believe regulatory authorities will view our transaction favorably. Unlike AXIS, we have no intention of materially changing PartnerRe’s business operations, corporate structure or key management and employees. EXOR will have more flexibility than AXIS to strengthen PartnerRe’s balance sheet by retaining more capital over the next several years.
EXOR has an established operating history and business reputation, previous and current investments in regulated financial services companies, experience in executing large and complex transactions, strong capital position and investment grade ratings. As a result, EXOR does not expect regulatory authorities to raise any significant concerns in connection with their review of our transaction.

Superior Outcome for PartnerRe Employees and Clients.

Our binding offer is clearly superior for employees. Our offer preserves PartnerRe’s franchise with continuity of management and brand.  Under EXOR’s ownership we will empower PartnerRe management to continue to operate the business with autonomy, guided by our entrepreneurial mindset and long-term vision for the franchise. We believe that, regardless of the legal styling of a “merger of equals,” the reality for your employees will be an AXIS takeover under the AXIS Agreement. This is evidenced by the fact that five of the seven named senior executive roles of the combined company were awarded to AXIS (including the Chief Executive Officer and Chief Financial Officer positions). Our offer respects the contribution of PartnerRe employees and seeks to build long-term value with them, while the AXIS transaction would include efforts to “rationalize” and “synergize” the employees of the two companies (as determined under the leadership of the AXIS chief executive officer). As previously expressed, EXOR’s preference is to appoint an internal candidate as permanent CEO. As your largest shareholder, we want to express the unequivocal view that, until a shareholder vote is taken on the AXIS transaction,  the employee integration plan should not be implemented, since doing so would be value-destroying and not in the interests of PartnerRe, EXOR or your other shareholders.
We also believe our binding offer is the superior, less disruptive outcome for PartnerRe clients who will appreciate the importance of management continuity and a reinsurer that does not compete with its clients.
*            *            *
Our binding offer is clearly a Superior Proposal, within the meaning of the AXIS Agreement. We and our financial advisors, BDT & Company, LLC and Morgan Stanley & Co. LLC, and our legal advisors, Pau1, Weiss, Rifkind, Wharton & Garrison LLP, are prepared to move forward immediately. We believe that our offer presents a compelling opportunity for your shareholders, clients and employees.
Given your familiarity with EXOR and the strength of our proposal, we respectfully request that the Board promptly (a) reach a determination that our binding offer constitutes a Superior Proposal, (b) withdraw its recommendation for the transaction contemplated by the AXIS Agreement and (c)  make a recommendation in favor of the transaction contemplated by this binding offer. We have withdrawn our request for pre-signing due diligence, and you now have all the information necessary to make these determinations and recommendations.
Our offer will expire at 5:00 p.m., Bermuda time on the earlier of: (i) two days after the AXIS Agreement is terminated; and (ii) July 11, 2015 (which is two days after PartnerRe’s expected shareholder special general meeting date) (such earlier date and time, the “Expiration Time”), if you do not execute and deliver to us the enclosed Merger Agreement prior to the Expiration Time. In addition, our offer will be deemed to expire prior to any acceptance if your acceptance would violate any Law (as defined in the Merger Agreement). The enclosed Merger Agreement will become null and void and of no further force or effect if our offer is not accepted by delivery of your countersignatures to the Merger Agreement prior to the expiration thereof.
The terms and provisions of Sections 9.4 (Counterparts), 9.7 (No Third-Party Beneficiaries), 9.8 (Governing Law), 9.9 (Consent to Jurisdiction) and 9.11 (Assignment) of the AXIS Agreement as in effect on the date hereof are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this letter.
I regret that the terms of the AXIS takeover preclude PartnerRe and EXOR from cooperating in delivering a superior outcome for PartnerRe shareholders, but we are resolved to work directly with your shareholders to achieve the same end. Given the importance of this binding offer to our respective shareholders, we are also publicly disclosing this letter and filing today preliminary proxy materials with the Securities and Exchange Commission in connection with your upcoming special general meeting.  We remain fully committed to our offer.
We hope to hear from you promptly.
Sincerely,
/s/ John Elkann
John Elkann
Chairman and Chief Executive Officer
EXOR S.p.A.

FORWARD-LOOKING STATEMENTS

Certain statements and information contained in this communication that are not statements or information of historical fact constitute forward-looking statements, notwithstanding that such statements are not specifically identified as such. These statements may include terminology such as “may”, “will”, “expect”, “could”, “should”, “intend”, “commit”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, “intend”, or similar terminology, including by way of example and without limitation plans, intentions and expectations regarding the proposal to acquire PartnerRe, the financing of a potential transaction, and the anticipated results, benefits, synergies, earnings accretion, costs, timing and other expectations of the benefits of a potential transaction.

Forward-looking statements are related to future, not past, events and are not guarantees of future performance. These statements are based on current expectations and projections about future events and, by their nature, address matters that are, to different degrees, uncertain and are subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future, and, as such, undue reliance should not be placed on them. Actual results may differ materially from those expressed in such statements as a result of a variety of factors, including changes in general economic, financial and market conditions and other changes in business conditions, changes in commodity prices, the level of demand and financial performance of the major industries our portfolio companies serve, changes in regulations and institutional framework (in each case, in Italy or abroad), and many other factors, most of which are outside of the control of EXOR. EXOR expressly disclaims and does not assume any liability in connection with any inaccuracies in any of these forward-looking statements or in connection with any use by any party of such forward-looking statements. Any forward-looking statements contained in this communication speaks only as of the date of this communication.

EXOR undertakes no obligation to update or revise its outlook or forward-looking statements, whether as a result of new developments or otherwise. Names, organizations and company names referred to may be the trademarks of their respective owners. This communication does not represent investment advice neither a solicitation, nor a recommendation nor an invitation, nor an offer for the purchase or sale of financial products and/or of any kind of financial services as contemplated by the laws in any country or state.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. EXOR has filed a preliminary proxy statement (the

“Preliminary Proxy Statement”) with the SEC in connection with the upcoming special meeting of the shareholders of PartnerRe at which the PartnerRe shareholders will consider certain proposals regarding the proposed transaction with AXIS (the “Special Meeting Proposals”).

This material is not a substitute for the Preliminary Proxy Statement that EXOR has filed with the SEC or any other documents which EXOR may send to its or PartnerRe’s shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to EXOR through the investor contacts listed above.

PARTICIPANTS IN THE SOLICITATION

EXOR and its directors, executive officers and other employees may be deemed to be participants in any solicitation of shareholders in connection with the Special Meeting Proposals. Information regarding EXOR’s directors and executive officers is available in EXOR’s public announcements and filings with Consob and the Borsa Italiana, which can also be found at www.exor.com.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the Preliminary Proxy Statement.